Exhibit 3.5

CERTIFICATE OF MERGER

OF

Century Properties Fund XVII

INTO

Century Properties Fund XVII, LP

Pursuant to Section 17-211 of the Revised Uniform Limited Partnership Act

 of the State of Delaware

                        Century Properties Fund XVII, LP, a Delaware limited partnership, does hereby certify:

                        FIRST:  The names and states of formation of the constituent partnerships to this merger are as follows:

            Century Properties Fund XVII                                       California

            Century Properties Fund XVII, LP                                 Delaware

                        SECOND:  An Agreement of Merger has been approved, adopted,  executed and acknowledged by each of the constituent partnerships in accordance with Section 17-211 of the Revised Uniform Limited Partnership Act of the State of Delaware.

                        THIRD:  The name of the partnership surviving the merger is Century Properties Fund XVII, LP.

                        FOURTH:  The executed Agreement of Merger is on file at an office of the surviving partnership, 55 Beattie Place, PO Box 1089, Greenville, South Carolina  29602.  A copy will be provided, upon request and without cost, to any partner of either constituent partnership.

                        IN WITNESS WHEREOF, Century Properties Fund XVII, LP has caused this Certificate of Merger to be executed in its name this 29th day of October, 2008.

                                                Century Properties Fund XVII, LP

            By:       Fox Partners,
            a California general partnership, its general partner

By:       FOX CAPITAL MANAGEMENT CORPORATION,
a California corporation, its managing general partner

By:       /s/Martha L. Long
            Martha L. Long
            Senior Vice President